            Tel: 604 688 5421            BDO Canada LLP
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Consent of Independent Registered Public Accounting Firm

Clever Leaves Holdings Inc.
Boca Raton, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.333-241707), Form S-8 (No. 333-253644) and Form S-3 (No. 333-262183) of Clever Leaves Holdings Inc. (the “Company”) of our report dated March 24, 2022 relating to the consolidated financial statements which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Canada LLP

Vancouver, Canada
March 24, 2022

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.